Exhibit 10-F-4



                                            April 11, 2002


Mr. Elbert O. Hand
Hartmarx Corporation
101 North Wacker Drive
Chicago, Illinois 60606


           Re: Amended and Restated Employment Agreement Effective as of November 27, 2000 (the "Employment Agreement") and Amended and Restated Severance Agreement Effective as of
                   November 27, 2000 (the "Severance Agreement")


Dear Mr. Hand:

Reference is made to the Employment Agreement and the Severance Agreement between you, as Executive, and Hartmarx Corporation (the "Company"). Hartmarx Corporation has been authorized by the Compensation and Stock Option Committee of the Board of Directors to amend the Employment Agreement and the Severance Agreement in certain respects, effective as of April 11, 2002, as set forth below.

A.   Employment Agreement

              1. Section 1 is hereby amended as follows:

                      "1. Agreement Period. The Company hereby employs
              Executive and Executive hereby agrees to remain in the employ of the Company for an employment term ("Agreement Period") beginning on the date of this Agreement, and continuing in effect through June 30, 2004; provided, however, that (a) in the event a Change in Control (as defined in the Severance Agreement ) shall occur at any time prior to June 30, 2004, the Agreement Period shall be extended to June 30, 2005; and
              (b) if the Executive's employment is terminated for any reason following a Change in Control (as defined in the Severance Agreement), the Agreement Period shall terminate upon such termination of employment and the Executive's rights with respect to such termination of employment (including the reasons therefor) shall be governed by the provisions of the Severance Agreement unless the Severance Agreement is not then in effect in which case the Executive's rights with respect to such termination shall be governed by the provisions of this Agreement. While Executive is employed by the Company during the Agreement Period, the Company shall use its best efforts to have the Board of Directors elect Executive to the office of Chairman of the Board of Directors of the Company. As Chairman of the Board of Directors, Executive shall assume the authority, duties and responsibilities as are commensurate and consistent with such positions and titles.";

              2. Section 3(a) is amended by replacing the first sentence thereof with the following:

         "During the Agreement Period the Company shall pay the Executive an annual base salary of not less than $688,200 ("Base Salary").";

              3. Sections 4(d)(iii) and 4(d)(iv) are hereby amended by deleting the phrase "Chairman and Chief Executive Officer" and inserting the phrase "Chairman of the Board of Directors"; and

              4. Section 4(d)(ix) is hereby amended by deleting the phrase "the giving of notice by the Company of its decision not to extend this Agreement, in accordance with Section 1; or";

              5. Section 6(b)(i) is hereby amended by deleting the first clause through the semi-colon ";" in line 6 and inserting the following:

         "The Company shall continue to pay to Executive Base Salary as of the Date of Termination (without giving effect to any decrease therein which constitutes the basis, or one of the bases, upon which the Notice of Termination is based), for a period (A) ending June 30, 2004, or (B) in the event a Change in Control shall occur at any time on or before June 30, 2004 and Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, ending on June 30, 2005 (the "Severance Period"), payable semi-monthly or more frequently, in arrears, commencing on the Date of Termination;";

              6. Section 6(b)(iii) is hereby amended by adding the following at the end of the first sentence thereof:

         ", except that any amount payable pursuant to this Section 6(b)(iii) with respect to any fiscal year ending November 30, 2004 or later shall be appropriately pro-rated to reflect the number of months during the Severance Period which are within such fiscal year";

              7. Section 9 is hereby amended by deleting the phrase "Chief Financial Officer" in lines 4 and 5, and inserting in its place, the phrase "General Counsel".


B.   Severance Agreement

              1. Section 1 is hereby amended by amending the first sentence thereof to read as follows:

              "1. Agreement Period. The Agreement Period shall commence on the effective date hereof and shall continue in effect through June 30, 2004.";

              2. Sections 4(d)(iii) and 4(d)(iv) are hereby amended by deleting the phrase "Chairman and Chief Executive Officer" and inserting the phrase "Chairman of the Board of Directors"; and

              3. Section 6(b)(i) is hereby amended to provide as follows:

              "(i) The Company shall pay to the Executive a lump sum cash severance payment, within five (5) days of the Date of Termination, equal to the higher of Executive's annual base salary as of the Date of Termination and the Executive's annual base salary in effect immediately prior to the Change in Control payable with respect to the period ending on the earlier of (A) 36 months following the Change in Control or
              (B) June 30, 2005 (the "Severance Period")."

              4. Section 6(b)(ii) is hereby amended by replacing clause (B) with the following:

              "(B) an amount equal to one-twelfth of the bonus compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) which would be payable under the MIP with respect to the year in which the Date of Termination occurs (or if greater, the year in which this Agreement is effective), times the number of full or partial months in the Severance Period, calculated based on the assumption that the Company achieves its "Target" level (as defined in the MIP) for such year (annual bonus based on such assumption, "Target Bonus")."

              5. Section 6(b)(iv) is hereby amended by replacing the first two lines thereof with the following:

              "During the Severance Period the Company shall arrange to provide the Executive with life,"

              6. Section 10 is hereby amended by deleting the phrase "Chief Financial Officer" in line 4 and inserting in its place, the phrase "General Counsel".

         Please sign both copies of this letter where indicated below evidencing your agreement to these amendments to the Employment Agreement and Severance Agreement. When fully executed, this letter will serve as an amendment to the Employment Agreement and Severance Agreement and, except as expressly amended by this letter, the Employment Agreement and Severance Agreement shall each remain in full force and effect in accordance with their respective terms.


                [Remainder of page intentionally left blank;
              signatures appear on immediately following page]


                                          Very truly yours,


                                          /s/ RAYMOND F. FARLEY

                                          Raymond F. Farley, Chairman
                                          Compensation and Stock Option
                                          Committee of the Board of Directors

Agreed and Accepted this
11th day of April, 2002


/s/ ELBERT O. HAND
--------------------------
Elbert O. Hand